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EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

June 6, 2002

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K/A dated May 30, 2002 of The Seibels Bruce Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
cc:
Mr. John E. Natili, President and Chief Executive Officer, The Seibels Bruce Group, Inc.

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  EXHIBIT 16